Exhibit 10.1

PROGENICS SUPPLY AGREEMENT

This supply agreement (the “Supply Agreement”) is made and entered into effective on and as of the 1st day of January, 2005 (the “Effective Date”), by and between the Pharmaceutical Group of Mallinckrodt Inc. (“Mallinckrodt”) and Progenics Pharmaceuticals, Inc. (“Progenics”).

WHEREAS, Progenics has need of a certain pharmaceutical compound known as Methylnaltrexone (hereinafter “MNTX” or “Product”) and is desirous of having MNTX manufactured by Mallinckrodt and of purchasing a portion of its needs for MNTX from Mallinckrodt, on the terms and conditions set forth herein; and

WHEREAS, Mallinckrodt is capable and desirous of undertaking the supply of MNTX for Progenics in accordance with the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the promises, covenants and representations of the parties set forth herein, and other good and sufficient consideration receipt of which is hereby acknowledged, Progenics and Mallinckrodt agree as follows:

1.	Supply of MNTX.

(a)  For the consideration provided herein and in accordance with all terms, conditions, representations and warranties set forth herein, and for the Term (as defined in Section 15(a) below), Mallinckrodt will provide Progenics with such amounts of MNTX as Progenics shall order. Progenics, for its part, agrees that it will purchase at least [*] percent [*] of its Requirements for MNTX from Mallinckrodt hereunder during every Contract Year hereof (“Minimum Purchase Obligation”). For purposes of the immediately preceding sentence, (i) “Contract Year” shall mean and refer to each consecutive twelve (12) month period during the Term coinciding with the calendar year and (ii) “Requirements” shall mean all of Progenics’ requirements for the commercial sale or non-commercial use of MNTX by Progenics during any given Contract Year including that portion of its requirements that Progenics flight be capable of producing for itself or sourcing from any of its affiliates.

(b)  The price to Progenics for MNTX Delivered (as defined below in this subsection (b)) pursuant to the terms of this Agreement shall be determined in accordance with the provisions of Section 4 hereof. The term “Delivered” shall mean, with respect to any MNTX ordered by Progenics, “delivery” of MNTX by Mallinckrodt and “acceptance” of such MNTX by Progenics, as such terms are defined in paragraphs (i) and (ii) below. For purposes of this Supply Agreement,

                (i)  delivery of a shipment of MNTX shall occur upon Progenics’ receipt of (A) such shipment of MNTX and (B) a certificate of analysis from
            Mallinckrodt relating to such shipment; and

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                (ii)  acceptance shall be deemed to occur upon the earlier of (A) written notice of acceptance by Progenics after delivery or (B) thirty (30) days after delivery; provided Progenics is not required to accept any Defective Product (as defined in Section 6(a) herein) or any Product shipped to Progenics with respect to which testing samples of Product in designated containers have not been shipped simultaneously, in accordance with Progenics’ shipment instructions (including, but not limited to, amount, packaging and shipment of Product), to a testing laboratory designated by Progenics to test the Product.

(c)  The specifications and testing methods for MNTX, including without limitation the packaging specifications (such specifications and testing methods being referred to herein as the “Specifications”) are set forth on Exhibit A attached hereto, which Specifications will also be attached to the quality agreement between Progenics and Mallinckrodt, the final form of which shall be negotiated by the parties in good faith and executed concurrently with the execution of this Supply Agreement (the “Quality Agreement”), and shall be attached hereto as Exhibit B. In the event of any conflict or inconsistency between the terms of this Supply Agreement and the Quality Agreement, the former shall prevail in every case.

(d)  The Specifications may be modified from time to time by the mutual agreement of Mallinckrodt and Progenics; provided that, if Progenics requests that any amendment be made to the Specifications in order to conform to current guidelines and the requirements of the Food and Drug Administration (“FDA”) and substantially comparable regulations of the European Union (“EU”), Canada and Japan, Mallinckrodt will not withhold or delay its agreement to any such amendment to the Specifications; provided further that, if Progenics requests that any amendment be made to the Specifications in order to conform to current guidelines and the requirements of any other governmental regulatory agency, which has jurisdiction to regulate products such as MNTX in any country where MNTX is submitted for approval for commercial sale, Mallinckrodt will use its reasonable best efforts to comply with any such amendment to the Specifications. Mallinckrodt warrants and represents that all MNTX supplied to Progenics hereunder shall be manufactured and stored in accordance with the Specifications in effect at the time of such manufacture and in accordance with the terms of the Quality Agreement.

(e)  Mallinckrodt warrants and represents that all MNTX supplied hereunder shall be manufactured by Mallinckrodt in full compliance with current Good Manufacturing Practices (“cGMP”) as determined by the FDA and substantially comparable regulations of the EU, Canada, Japan or any other foreign regulatory authority (collectively referred hereinafter as “Regulatory Agencies”) using the manufacturing process described in Mallinckrodt’s Drug Master Files (“Product DMF”).

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(f)  Mallinckrodt warrants and represents that the Product DMF currently on file for MNTX complies with all Regulatory Agencies’ rules and regulations and that any Product DMF for MNTX filed in the future will be filed and maintained in accordance with all Regulatory Agency’s rules and regulations. Mallinckrodt shall notify Progenics in writing as soon as it becomes aware and as far in advance as is reasonably possible under the circumstances, of any proposed changes related to the Product DMF, such notification to be in conformance with Regulatory Agencies’ guidelines, and the Drug Master File regulations contained in 21 CFR 314,420(c). In addition, Mallinckrodt shall obtain prior approval from Progenics before making any “major (prior approval supplement) changes” to Mallinckrodt’s DMF for MNTX as specified in the FDA’s Guidance for Industry Changes to an Approved NDA or ANDA dated April 2004, unless any such changes would prevent Mallinckrodt from remaining in compliance with the rules, regulations and directions of U.S. governmental regulatory agencies that have jurisdiction over Mallinckrodt’s DMF.

(g)  The parties acknowledge that Mallinckrodt has validated its primary manufacturing facility at the St. Louis, Missouri plant. With respect to previous purchase orders accepted by Mallinckrodt prior to execution of this Supply Agreement, Mallinckrodt has validated the manufacturing process for MNTX manufacture, in batches of [*], at a secondary manufacturing center located at Mallinckrodt’s St. Louis, Missouri plant. Such validation shall be completed prior to execution of this Supply Agreement. Mallinckrodt agrees that it shall produce and supply orders for MNTX only at the St. Louis facility in manufacturing centers validated for MNTX in [*] batch sizes or other batch sizes as agreed by Progenics, that are fully cGMP compliant and which have no FDA approved pharmaceutical ingredient (“API”) violations. In addition, Mallinckrodt may not subcontract the manufacture of MNTX to any subcontractor.

(h)  Both Mallinckrodt and Progenics agree to monitor new requirements concerning, and work with the FDA on steps to reduce the potential levels of, [*] with respect to all Product produced pursuant to the terms of this Agreement after [*], unless an earlier time is specified by the FDA or other regulatory agency of the EU, Canada or Japan. In addition, Mallinckrodt agrees to monitor the next [*].

(i)  Notwithstanding Progenics’ purchase obligations set forth in Section 1(a) above, in the event (i) Mallinckrodt fails to deliver the amount of MNTX specified in a binding purchase order within thirty (30) days of the delivery date specified in such binding purchase order on two (2) or more occasions in any Contract Year, (ii) Progenics determines that any MNTX is not in compliance with the Specifications or the equivalent requirements of any Regulatory Agency, (iii) Progenics determines that any MNTX is Defective Product in accordance with Section 6 or (iv) Progenics determines that it is unable to use Product because of Mallinckrodt’s violation of Section 1(f) hereunder, then Progenics shall have the right to purchase from another source without penalty an aggregate amount of MNTX equal to the shortfall in supply or to the amount of defective or non-compliant Product as specified in (i), (ii), (iii) and (iv) above, as applicable. Any third party source supplying Product hereunder shall be given a reasonable amount of lead time to prepare and deliver the Product. The quantity of MNTX purchased by Progenics from other sources shall not be included when calculating Progenics’ Requirements of MNTX for purposes of determining whether Progenics has met its Minimum Purchase Obligation pursuant to Section 1(a) herein.

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2.	Raw Materials.

Subject to the provisions of Section 4 below, all raw materials and other resources required in connection with the production of MNTX to be supplied hereunder shall be provided by Mallinckrodt at its cost and expense. Mallinckrodt warrants and represents that it has access to all necessary raw materials in order to produce MNTX in accordance with the Specifications. To the extent permitted by applicable laws and regulations, Mallinckrodt shall, at all times during the Term, maintain on hand an approximate [*] month supply of MNTX raw materials or a combination of MNTX raw materials and finished MNTX sufficient to cover the first [*] months of each Rolling Forecast (as defined below). Such raw materials and/or finished MNTX shall meet the requirements set forth in this Supply Agreement.

3.	Quality Control.

(a)  Mallinckrodt will ensure that it has the facilities, equipment, instrumentation, resources and trained personnel to provide all raw materials, in-process and product assays, analysis and other testing as compliance with Regulatory Agencies’ standards may require in connection with Mallinckrodt’s supply of MNTX hereunder. Mallinckrodt shall provide a complete certificate of analysis and any other document required by the Quality Agreement for each lot of finished MNTX supplied hereunder at the time of shipment.

(b)  Mallinckrodt shall maintain complete and accurate documentation of all validation data, stability testing data, batch records, quality control and laboratory testing and any other data required under Regulatory Agencies’ requirements in connection with the supply of MNTX hereunder. Further, Mallinckrodt shall make all such documentation available to Progenics, upon reasonable request, to the extent required to complete an audit pursuant to Section 9(a) below.

(c)  Mallinckrodt shall perform stability studies and supply to Progenics a stability summary report. In addition, upon written request by Progenics, Mallinckrodt shall supply to Progenics stability data requested by the FDA for compliance with the requirements of any New Drug Application or any Investigational New Drug Application. In addition, Mallinckrodt shall notify Progenics if a stability test failure occurs. In addition, Progenics may review all stability data during any audits carried out pursuant to Section 9(a) below.

(d)  Mallinckrodt agrees that it will not engage in any act which causes any packaged and labeled MNTX produced by Mallinckrodt to become adulterated or misbranded within the meaning of the federal Food, Drug and Cosmetic Act, as amended or equivalent regulation of any Regulatory Agency.

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4.	Compensation for Services Performed by Mallinckrodt.

(a)  Progenics shall pay Mallinckrodt, for MNTX Delivered in any particular Contract Year during the Term, in accordance with the prices set forth on the attached Schedule 1. Such prices are referred to herein as “Product Prices” or, individually, as a “Product Price”.

(b)  The Product Prices set forth in the attached Schedule 1 shall be firm through the first two Contract Years ending on December 31, 2006. Beginning on January 1, 2007 and each January 1 thereafter (each an “Adjustment Date”) the Product Prices shall be adjusted upward or downward to reflect documented increases or decreases in aggregate cost to Mallinckrodt of all raw materials in accordance with the following procedures. Within four (4) months prior to each Adjustment Date during the Term, Mallinckrodt will provide Progenics with a written notice, which sets forth a good faith estimate of (i) the amount by which Mallinckrodt’s raw materials costs hereunder will increase or decrease in the next ensuing Contract Year and (ii) sets forth the proposed adjusted Product Prices to be charged for the next ensuing Contract Year as a consequence of such increases or decreases (“Estimated Annual Adjustment Notice”). In addition, within ninety (90) days prior to each Adjustment Date during the Term, Mallinckrodt will provide a written notice to Progenics which specifies (i) the actual amount by which Mallinckrodt’s raw materials will increase or decrease in the next Contract Year and (ii) sets forth the actual adjusted Product Prices that will be charged in the next ensuing Contract Year as a consequence of such increases or decreases (“Firm Annual Adjustment Notice”). The amount of any increase or decrease in the Product Prices as set forth in any Firm Annual Adjustment Notice shall be effective for all MNTX ordered by Progenics and which Progenics specifies shall be delivered in accordance herewith during the Contract Year for which such Firm Annual Adjustment Notice is issued. For purposes of this Section 4(b), references to the cost of “raw materials” shall mean the direct cost to Mallinckrodt of [*] purchased from various sources throughout the world (“Key Raw Materials”).

(c)  With each Firm Annual Adjustment Notice, Mallinckrodt shall provide to Progenics a written analysis (the “Analysis”) setting forth in detail Mallinckrodt’s cost structure and the methodology used to determine the adjustment to the Product Price. The Product Price shall be adjusted [*]. Any adjustment to the Product Price shall be calculated [*]. The [*] shall be calculated by using [*]. The price for MNTX shall be adjusted to [*]. Progenics shall have the right, at any time, to audit the Analysis, and Mallinckrodt shall provide documentation reasonably satisfactory to Progenics to support the Analysis as well as any documentation to a third party, mutually agreed to by the parties, that Progenics, in its sole discretion, may hire to audit the Analysis. If Progenics disagrees with any part of the Analysis, Progenics shall provide Mallinckrodt with notice of such disagreement within thirty (30) days of receipt of the Analysis. The Parties shall work together in good faith to resolve any disagreement.

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(d)  [*].

(e)  At the time of shipment by Mallinckrodt to Progenics of any lot of MNTX hereunder, Mallinckrodt shall submit to Progenics an invoice setting forth the total amount of MNTX being shipped to Progenics and the amount due to Mallinckrodt pursuant to Section 4(a), such amount due to Mallinckrodt to be calculated utilizing the Product Price related to the estimated total quantity of MNTX Delivered during the then current Contract Year based on the Rolling Forecast provided for in Section 5(a) below, and subject to reconciliation as set forth in Section 4(f) below. Except as stated in this Supply Agreement, any such invoice shall be payable by Progenics within thirty (30) days after Progenics’ receipt of such invoice; provided, however, that Progenics shall not be obligated to pay for (i) any MNTX determined hereunder to be Defective Product or (ii) any Product shipped to Progenics where testing samples of Product in designated containers have not been shipped simultaneously, in accordance with Progenics’ shipment instructions (including, but not limited to, amount, packaging and shipment of Product), to a testing laboratory designated by Progenics to test the Product.

(f)  If at the end of a Contract Year, the actual quantity of MNTX Delivered is such that the Product Price charged during the Contract Year requires adjustment based on the criteria set forth in Schedule 1, then within thirty (30) days after the end of such Contract Year, Mallinckrodt will issue a reconciling invoice setting forth either the additional amount due to Mallinckrodt or the overpayment made by Progenics. Any amount due by Progenics on the reconciling invoice shall be payable by Progenics within thirty (30) days after receipt of such invoice. Any amount due to Progenics on the reconciling invoice shall be payable to Progenics within thirty (30) days after receipt of such reconciling invoice. For purposes of determining the amount Delivered in a Contract Year and the amount payable in accordance with Schedule 1 with respect to Defective Product which has been rejected during a particular Contract Year, the replacement for such Defective Product shall be deemed Delivered on the original date of delivery for the Defective Product regardless of when the replacement is actually Delivered.

5.	Forecasts, Order Placement and Delivery.

(a)  Progenics will submit to Mallinckrodt, in writing before the commencement of each calendar quarter commencing after the date of execution of this Agreement and during the Term, a forecast of the anticipated amount of its orders for MNTX hereunder during each of the eighteen (18) months beginning with the first day of each calendar quarter that follows the calendar quarter in which a forecast is submitted (the “Rolling Forecast”). Mallinckrodt shall provide Progenics with written notice as soon as reasonably practicable if it cannot meet Progenics’ stated demand in any Rolling Forecast. Progenics may submit one or more purchase orders for MNTX, in the form attached as Exhibit C hereto, during the first two (2) calendar quarter periods of each such Rolling Forecast (the “Binding Period”) in an amount not to exceed [*] percent ([*]%) of the amount forecasted in such Rolling Forecast for each such two (2) calendar quarter period. Such purchase orders (provided they are consistent with the terms hereof) shall be firm and binding on Progenics and Mallinckrodt. All purchase orders submitted by Progenics pursuant to this Section 5(a) shall be hereinafter referred to as “Binding Purchase Order(s)”. Mallinckrodt shall acknowledge in writing its receipt of each Binding Purchase Order within seven (7) business days of receipt of any such Binding Purchase Order.

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(b)  The amount forecasted for the last four (4) calendar quarters of any Rolling Forecast (the “Non-Binding Period”) shall be considered non-binding and shall be used by Mallinckrodt only for production planning purposes; provided that, Progenics may issue additional purchase orders during the Binding Period for any amount forecasted in the Non-Binding Period (“Additional Purchase Order(s)”). If Mallinckrodt accepts any such Additional Purchase Order, it shall acknowledge its acceptance in writing within seven (7) business days of receipt of any such Additional Purchase Order. Except as provided in Section 6 hereunder, an executed Additional Purchase Order shall be binding on Mallinckrodt and Progenics.

(c)  MNTX shall be ordered by Progenics only in writing and in the form attached hereto as Exhibit C. Mallinckrodt will not accept verbal orders of any kind for the production of MNTX. Any purchase order will contain the following information: (i) the precise quantity of MNTX desired, (ii) the dates by which the ordered MNTX must be ready for release by Progenics’ quality assurance function for shipment, (iii) the anticipated shipping destination for any MNTX and (iv) such other information as mutually agreed to by the parties.

(d)  Notwithstanding any other provision hereof, the terms of any purchase order, confirmation or any other document submitted by either party in connection herewith shall have no force or effect to the extent they are in conflict or inconsistent with the terms of this Supply Agreement.

(e)  Mallinckrodt shall fulfill and deliver each Binding Purchase Order and each accepted Additional Purchase Order by the date specified in any such purchase order. MNTX shall be delivered F.O.B., freight pre-paid to the destination specified by Progenics in its purchase order. Title to MNTX and risk of loss shall remain with Mallinckrodt until delivery to the specified destination at which time risk of loss and responsibility for the MNTX will transfer to Progenics.

6.	Acceptance and Resection and Recalls.

(a)  Upon delivery, Progenics shall have the right, but not the obligation, to inspect and test MNTX. If Progenics reasonably determines that any MNTX is defective in material or workmanship, not in conformance with the Specifications or the equivalent requirement of any Regulatory Agency (if and as applicable), is adulterated or misbranded, or is otherwise not in conformity with both this Supply Agreement and the Quality Agreement (any such MNTX is hereinafter referred to as “Defective Product”), then Progenics, in addition to any other rights it may have under this Supply Agreement, may reject and return such Defective Product to Mallinckrodt. At the time of any such rejection, Progenics shall provide Mallinckrodt with a written notice describing in reasonable detail the reasons for the rejection. Progenics will, at Mallinckrodt’s option, either return the Defective Product to Mallinckrodt or destroy or dispose of such Defective Product in the least expensive manner which complies with all relevant local, state and federal environmental laws pertaining to the disposal of such materials. In any event, Mallinckrodt shall be responsible for the costs of any such return, destruction and/or disposal, including, without limitation, all costs of storage (to the extent additional cost is incurred as a result of the MNTX being Defective Product), shipping and insurance associated with the return of Defective Product and the delivery of MNTX to replace any Defective Product.

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(b)  In the event of rejected Defective Product under this Supply Agreement Mallinckrodt will, at Progenics’ sole option and as Progenics’ sole remedy, either (i) replace, within ninety (90) days, the rejected Defective Product that has either been returned or destroyed with MNTX that is not Defective Product on an expedited basis or (ii) provide a full refund of any amount paid hereunder by Progenics for such Defective Product. Any replacement MNTX delivered to Progenics shall be invoiced at the Product Price in effect at the time of the original delivery date for the Defective Product being replaced.

(c)  Any MNTX received by Progenics from Mallinckrodt that has not been rejected by Progenics within thirty (30) days after receipt shall be deemed to have been accepted.

(d)  If at any time Progenics reasonably decides to or is required to initiate a MNTX recall, withdrawal or field correction with respect to, or if there is any governmental seizure of, its products containing any MNTX supplied hereunder which action is due, in whole or in part, to (i) a failure of any of the MNTX manufactured by Mallinckrodt hereunder to conform to the Specifications (including, without limitation, it being adulterated or misbranded), the Quality Agreement, or any warranty or covenant or other requirement set forth in this Supply Agreement, (ii) the failure by Mallinckrodt to comply with any applicable law, rule, regulation, standard, court order or decree or (iii) the negligent or intentional wrongful act or omission of Mallinckrodt in connection with the production of MNTX hereunder, Progenics will notify Mallinckrodt promptly of the details regarding such action, including providing copies of all relevant documentation concerning such action. Mallinckrodt will assist Progenics in investigating any such situation and all regulatory contacts that are made and all activities concerning seizure, recall, withdrawal or field correction will be jointly coordinated by Progenics and Mallinckrodt; provided however, that any and all final determinations as to actions to be taken with respect to any recall, withdrawal, field correction or governmental seizure of dosage products containing MNTX shall be within the sole discretion of Progenics.

(e)  If any such recall, withdrawal, field correction or seizure occurs due solely to (i) a failure of any of the MNTX manufactured by Mallinckrodt hereunder to conform to the Specifications (including, without limitation, it being adulterated or misbranded), the Quality Agreement, or any warranty or covenant or other requirement set forth in this Supply Agreement, (ii) the failure by Mallinckrodt to comply with any applicable law, rule, regulation, standard, court order or decree or (iii) the negligent or intentional wrongful act or omission of Mallinckrodt in connection with the production of MNTX hereunder, then Mallinckrodt shall bear the full cost and expense of any such seizure, recall, withdrawal or field correction, including, without limitation, the costs associated with replacing the MNTX subject to such seizure, recall, withdrawal or field correction. If any such recall, withdrawal, field correction or seizure occurs due solely to (i) the failure of any other component of the final dosage form of pharmaceutical MNTX manufactured, sold or distributed by Progenics that contains MNTX to conform to applicable Specifications (including, without limitation, it being adulterated or misbranded) or otherwise being defective, (ii) the failure of Progenics to comply with any applicable law, rule, regulation, standard, court order or decree or (iii) the negligent or intentional wrongful act or omission of Progenics, then Progenics shall bear the full cost and expense of any such seizure, recall, withdrawal or field correction, including, without limitation, the costs associated with replacing the MNTX subject to such seizure, recall, withdrawal or field correction. If both Mallinckrodt and Progenics contribute to the cause of a seizure, recall, withdrawal or field correction, the cost and expenses thereof will be shared in proportion to each party’s contribution to the problem.

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7.	Regulatory Compliance.

(a)  Mallinckrodt will comply with all federal, state and local laws, regulations and standards applicable to production by Mallinckrodt and its performance of its obligations hereunder. Mallinckrodt will notify Progenics promptly of all FDA, Drug Enforcement Agency (“DEA”) or other Regulatory Agencies’ inspections if such inspection impacts, or is reasonably expected to impact, Mallinckrodt’s ability to meet its obligations under this Agreement or the Quality Agreement.

(b)  Mallinckrodt will promptly furnish Progenics with pertinent portions of all FDA and DEA or other Regulatory Agencies’ inspection reports and related correspondence to the extent such reports and correspondence relate to, in whole or in part, or affect the facilities, procedures, assays, validation methodology, personnel or other aspects of operations utilized by Mallinckrodt in its performance hereunder as and when such reports and correspondence become available to Mallinckrodt.

(c)  Mallinckrodt will notify Progenics immediately of any warning (including, but not limited to, any FDA Form 483 and any equivalent issuance by any Regulatory Agencies), citation, indictment, claim, lawsuit or proceeding issued or instituted by any federal, state or local governmental entity or agency against Mallinckrodt or any of its affiliates or of any revocation of any license or permit issued to Mallinckrodt or any of its affiliates, to the extent that any such occurrence has any impact whatsoever on the ability of Mallinckrodt to manufacture MNTX hereunder.

(d)  To the extent possible under applicable circumstances, Mallinckrodt will provide advance notice to Progenics of any meeting with FDA or Regulatory Agencies on regulatory issues relating to MNTX or issues affecting the ability of Mallinckrodt to manufacture MNTX in its facilities. Mallinckrodt shall also, to the extent possible under applicable circumstances, provide to Progenics notification and a copy of all submissions to such Regulatory Agencies and/or the FDA no less than thirty (30) days prior to the date of submission; provided that, Mallinckrodt may exclude in such copies submitted to Progenics information relating to Mallinckrodt’s proprietary information.

(e)  Mallinckrodt will permit Progenics to reference the Product DMFs for all regulatory filings, with respect to any Regulatory Agency, for its finished dosage form product containing MNTX. Mallinckrodt will provide an authorization letter to the FDA and/or the Regulatory Agencies permitting such reference as contemplated herein. Mallinckrodt shall complete and provide to Progenics the applicant portion or open sections that are the substantial equivalent of a Product DMF with respect to any filings that Progenics makes with Regulatory Agencies. Mallinckrodt shall provide reasonable technical and regulatory assistance to Progenics relating to such regulatory filings for its finished dosage form product.

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(f)  In accordance with Progenics’ MNTX NDA for the treatment of Opioid Induced Constipation in Advanced Medical Illness (“AMI”), Mallinckrodt shall not supply [*] for the manufacture of MNTX commercial vials. However, within [*] of approval of the MNTX NDA for AMI, Progenics shall file with the FDA a [*].

8.	Certain Representations and Warranties of Mallinckrodt.

(a)  Mallinckrodt represents and warrants that all MNTX sold hereunder will (i) be produced in full compliance with cGMPs applicable to the MNTX and in accordance with the Quality Agreement to be attached, and (ii) will meet all Specifications.

(b)  Mallinckrodt represents and warrants that there is no claim, suit, proceeding or investigation pending or, to the knowledge of Mallinckrodt, threatened against Mallinckrodt or any of its affiliates which might prevent or interfere with Mallinckrodt’s performance under this Supply Agreement.

(c)  Mallinckrodt represents and warrants to Progenics that MNTX sold hereunder by Mallinckrodt will not be:

                (i)  in violation of Sections 5 or 12 of the Federal Trade Commission Act or improperly labeled under applicable Federal Trade Commission Trade
              Practice Rules, as and to the extent applicable hereunder,

                (ii)  adulterated or misbranded within the meaning of the federal Food, Drug and Cosmetic Act, as amended, and equivalent regulations of any
              Regulatory Agency or within the meaning of any applicable state or municipal law in which the definitions of adulteration and misbranding are substantially identical with those contained in the federal Food, Drug and Cosmetic Act, or articles which may not under the provisions of Sections 404 or 505 of said
                  Act be introduced into interstate commerce or which may not under substantially similar provisions of any state or municipal law be introduced into commerce,

                (iii)  manufactured or sold in violation of the federal Controlled Substances Act, as amended, or any applicable state law,

                (iv)  manufactured or sold in violation of any of the provisions of the Fair Labor Standards Act of 1938, as amended,

                (v)  manufactured in violation of any other applicable federal, state or local law or regulation, or

                (vi)  manufactured in violation of any agreement (commercial or otherwise), judgment, order or decree to which Mallinckrodt is a  party.

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(d)  Mallinckrodt certifies that neither it nor any of its affiliates nor any member of their staff has been disqualified or debarred by the FDA for any purpose.

(e)  Mallinckrodt warrants and represents that neither it nor any of its affiliates nor any member of their staff have been charged with or convicted under federal law for conduct relating to the development or approval, or otherwise relating to the regulation of MNTX or any other drug under the Generic Drug Enforcement Act of 1992 or any other relevant statute, law or regulation.

(f)  Mallinckrodt is not aware of, nor are there any known facts or circumstances that reasonably should cause Mallinckrodt to be aware of, any infringement of any patents or other intellectual property rights of third parties that might occur as a consequence of the manufacture and supply of MNTX by Mallinckrodt to Progenics hereunder.

(g)  Mallinckrodt agrees that, at all times during the Term hereof, the Product Price of MNTX payable by Progenics to Mallinckrodt shall not exceed [*].

(h)  EXCEPT AS SET FORTH ABOVE IN THIS SECTION 8, MALLINCKRODT MAKES NO OTHER WARRANTY OR REPRESENTATION, EXPRESS OR IMPLIED, CONCERNING ITS PERFORMANCE HEREUNDER, INCLUDING ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE WITH RESPECT TO “MNTX”. EXCEPT WITH RESPECT TO THE INDEMNITY SET FORTH IN SECTION 14(b)(iii) HEREIN BELOW, UNDER NO CIRCUMSTANCES WILL EITHER MALLINCKRODT OR PROGENICS BE LIABLE HEREUNDER FOR CONSEQUENTIAL, INDIRECT, EXEMPLARY OR SPECIAL DAMAGES OF ANY KIND (INCLUDING, WITHOUT LIMITATION, LOST PROFITS), WHETHER OR NOT IN ANY PARTICULAR CIRCUMSTANCE SUCH DAMAGES ARE FORESEEABLE AND WHETHER OR NOT MALLINCKRODT OR PROGENICS HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

9.	Facility and Record Access and Audit; Diligence Cooperation.

(a)  Progenics, through its employees, consultants or other representatives (including, without limitation, prospective and actual licensees of Progenics), will have the right during normal business hours and upon advance arrangement with Mallinckrodt to audit Mallinckrodt’s manufacturing operations to determine whether or not Mallinckrodt is complying in all respects with its obligations hereunder. Progenics warrants that all such audits shall be carried out in a manner calculated not to unreasonably interfere with Mallinckrodt’s conduct of business and that all confidential information of Mallinckrodt disclosed to Progenics as a result of such audits shall be afforded the protections set forth in Section 12 hereof. Further, Progenics agrees to comply with all of Mallinckrodt’s safety and security requirements during any visits to the Mallinckrodt facilities.

[*] - INDICATES INFORMATION WHICH HAS BEEN OMITTED PURSUANT TO A CONFIDENTIAL TREATMENT REQUEST. THIS INFORMATION HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

(b)  In addition to the access to its facilities provided in Section 9(a) above, Mallinckrodt will also cooperate with and assist Progenics in its discussions with prospective licensees by responding to such prospective licensees’ due diligence inquiries relating to MNTX manufacture and related subject matter, at the cost and expense of Progenics.

10.	Force Majeure.

Neither party to this Supply Agreement shall be liable for or be in breach of any provision hereof for any failure or delay on its part to perform any obligation (other than the obligation to make payments when due) under any provision of this Supply Agreement because of an event of “force majeure”, including, but not limited to, any act of God, fire, flood, explosion, unusually severe weather, war, insurrection, riot, sabotage, labor unrest, strikes or work stoppages or any other cause whatsoever, whether similar or dissimilar to those enumerated herein, beyond any reasonable possibility of control of such party, if and only if the party affected shall have used all reasonable efforts under the circumstances to avoid such occurrence and to remedy it promptly if it shall have occurred. If an event of force majeure causes a failure or delay in performance hereunder by Mallinckrodt for more than one hundred eighty (180) continuous days, Progenics, at its option, may (i) terminate this Supply Agreement effective upon written notice to Mallinckrodt or (ii) may extend the delivery or performance period by the amount of time during which such delivery or performance was omitted or delayed.

11.	Relationship of Parties.

For all purposes hereof, Mallinckrodt shall be deemed to be an independent contractor and this Supply Agreement shall not create an agency, partnership, joint venture, or employer/employee relationship between Progenics and Mallinckrodt, and nothing hereunder shall be deemed to authorize either party hereto to act for, represent or bind the other or any of its affiliates except as expressly provided in this Supply Agreement.

12.	Confidentiality.

(a)  Progenics and Mallinckrodt shall maintain in confidence and not use or disclose to any third party, except as is specifically contemplated herein or is otherwise necessary to perform their respective obligations under this Supply Agreement, and then only on a confidential basis satisfactory to both parties, any confidential information of the other, including without limitation any such information that represents or incorporates business and technical information, experience or data regarding any facility, programs, laboratories, processes, products, costs, equipment operation or customers, relating to the manufacture or sale of MNTX hereunder. The foregoing obligations of confidentiality and non-use shall survive the termination or expiration of this Supply Agreement for a period of five (5) years. Nothing herein shall prevent either party from disclosing any information (i) required by statute or governmental regulations or by legal process (including any rule or regulation of the Securities and Exchange Commission, the NASDAQ National Market or any other exchange or self-regulatory organization) to be disclosed in a judicial or administrative proceeding after using reasonable efforts to avoid disclosure, minimize the scope of the disclosure or obtain an appropriate protective order, or (ii) required, in the reasonable opinion of the disclosing party’s legal counsel to be disclosed or included in any regulatory filing, or (iii) which has been published or has become part of the public domain other than by acts, omissions or fault of such party, or (iv) which was lawfully received by such party from a third party free of any obligation of confidence to such third party, or (v) that a party can demonstrate from its records was already in its possession prior to receipt thereof, directly or indirectly, from the other party. The party asserting the applicability of one of the exclusions from the obligation of confidentiality set forth in the immediately preceding sentence shall have the burden of proving the applicability of any such exclusion in any particular circumstance and shall, in the case of clauses (i) through (v) provide advanced written notice of any contemplated disclosure pursuant thereto to the other party, unless prohibited by law or legal process.

[*] - INDICATES INFORMATION WHICH HAS BEEN OMITTED PURSUANT TO A CONFIDENTIAL TREATMENT REQUEST. THIS INFORMATION HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

(b)  Each patty acknowledges that any breach by it of the confidentiality obligations set forth in this Section 12 would cause the other party irreparable harm for which compensation by monetary damages would be inadequate and, therefore, the party that has been harmed by any such breach shall have the right to an injunction or decree for specific performance, in addition to any other rights and remedies such party may have at law or in equity.

13.	Intellectual Property.

Each party shall retain all right, title and interest in and to any and all inventions, processes, know-how, trade secrets and other intellectual property rights (“Intellectual Property”) relating to MNTX that it currently owns. Each party shall own all right, title and interest in and to all Intellectual Property that it solely creates (or that, as between the parties, is created solely on its behalf) in connection with this Agreement.

14.	Indemnification.

(a)  Except as set forth in Section 8(h), Mallinckrodt (on behalf of itself and its affiliates) hereby agrees to indemnify, defend and hold harmless Progenics, its affiliates and agents from and against any and all demands, claims, actions, causes of action, assessments, losses, damages, injuries, liabilities, costs and expenses, including without limitation, interest, penalties and reasonable attorneys’ fees and expenses (collectively “Damages”) asserted against, resulting to, imposed upon or incurred by Progenics, its affiliates or agents, directly or indirectly related to, arising out of or resulting from:

                (i)  any breach or failure of any of the representations, warranties and covenants of Mallinckrodt contained herein, including (without limitation)
              any  breach or failure by Mallinckrodt to perform any obligations contained herein,

                (ii)  any failure of Mallinckrodt to observe or comply in all material respects with any laws, rules or regulations directly related to Mallinckrodt’s performance hereunder, or

                (iii)  the negligent or intentional wrongful act or omission of Mallinckrodt in connection with the performance of any of its obligations contained herein.

(b)  Except as set forth in Section 8(h), Progenics hereby agrees to indemnify, defend and hold harmless Mallinckrodt and any of its affiliates from and against any and all Damages asserted against, resulting to, imposed upon or incurred by Mallinckrodt or its affiliates, directly or indirectly related to, arising out of or resulting from:

                (i)  any breach or failure of any of the representations, warranties and covenants of Progenics contained herein,

[*] - INDICATES INFORMATION WHICH HAS BEEN OMITTED PURSUANT TO A CONFIDENTIAL TREATMENT REQUEST. THIS INFORMATION HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

                (ii)  any failure of Progenics to observe or comply in all material respects with any laws, rules or regulations directly related to Progenics’
              performance hereunder, or

                (iii)  Progenics or Progenics’ agents, distributors or customers use, processing, transportation, possession, disposal or sale of any finished dosage product manufactured by Progenics, whether containing MNTX or not, and whether used alone or in combination with any other material unless and to the extent resulting from any of the circumstances described in clauses (i), (ii) and (iii) of Section 14(a).

15.	Term and Termination.

(a)  Unless sooner terminated in accordance herewith, the initial term of this Supply Agreement shall be for a period commencing on the Effective Date, and ending on the third (3) anniversary thereof. Thereafter, this Supply Agreement shall be automatically renewed for additional and successive one (1) year terms, unless either party shall provide to the other party written notice of an intent not to renew at least six (6) months prior to the end of the initial term or renewal term, as applicable. The term of this Supply Agreement as referred to in this Section 15(a) (including any extension period) is referred to herein as the “Term.”

(b)  In addition to any other right of termination specifically provided for hereunder, this Supply Agreement may be terminated by either party for cause upon written notice to the other. For purposes of the preceding sentence, “cause” shall mean (without limitation):

                (i)  any material breach of this Agreement by a party (including, but not limited to, Mallinckrodt’s failure to deliver to Progenics the amount of MNTX specified in a binding purchase order within fifteen (15) days of the delivery date specified in such binding purchase order three (3) or more times in any
                Contract Year) which shall go uncorrected for a period of thirty (30) days after written notice of such breach has been given to the defaulting party;

                (ii)  any material breach of any representation and warranty set forth in this Agreement;

                (iii)  the institution by a party of voluntary proceedings in bankruptcy or under any insolvency law or law for the relief of debtors;

                (iv)  the making by a party of an assignment for the benefit of creditors or any dissolution or liquidation;

[*] - INDICATES INFORMATION WHICH HAS BEEN OMITTED PURSUANT TO A CONFIDENTIAL TREATMENT REQUEST. THIS INFORMATION HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

                (v)  the filing of an involuntary petition under any bankruptcy or insolvency law against a party, unless such petition is dismissed or set aside within sixty (60) days from the date of its filing; or

                (vi)  the appointment of a receiver or trustee for the assets or business of a party, unless such appointment is dismissed or set aside within sixty (60)
               days from the date of such appointment.

(c)  In the event of any termination of this Supply Agreement, for whatever reason, Mallinckrodt shall, notwithstanding the effective date of any termination, fulfill any orders for MNTX that were issued by Progenics and accepted by Mallinckrodt during the six (6) month Binding Periods of any Rolling Forecast as specified in Section 5(a) and any other purchase orders issued prior to the effective date of such termination, and Progenics shall pay Mallinckrodt for any MNTX ordered and Delivered to Progenics at the applicable Product Price.

(d)  The representations and warranties of the parties hereunder, covenants which by their terms have effect after the termination or expiration hereof, and the parties’ indemnification and confidentiality obligations shall survive termination or expiration of this Supply Agreement.

(e)  In the event that Progenics terminates this Agreement in accordance with the terms of Section 15(a) or 15(b) herein or upon expiration of this Agreement, Progenics shall have the right, upon written notice to Mallinckrodt, to submit one or more purchase orders for MNTX up to a maximum of one hundred percent (100%) of the aggregate amount reflected in the last twelve (12) months of its then current eighteen (18) month Rolling Forecast. If Progenics makes this election, Mallinckrodt shall produce and deliver to Progenics the full quantity so ordered within six (6) months of the effective date of any termination by Mallinckrodt or on such other schedule as the parties shall mutually agree.

(f)  Upon termination of this Agreement, Mallinckrodt shall maintain and complete the stability program as agreed by the parties hereunder and maintain the MNTX DMFs in accordance with each Regulatory Agency’s guidelines.

16.	Remedies Cumulative.

Except as otherwise specifically set forth herein, the remedies provided in this Supply Agreement shall be cumulative and shall not preclude assertion by any party hereto of any other rights (whether legal or equitable in nature) or the seeking of any other remedies against any other party hereto.

[*] - INDICATES INFORMATION WHICH HAS BEEN OMITTED PURSUANT TO A CONFIDENTIAL TREATMENT REQUEST. THIS INFORMATION HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

17.	Binding Effect and Assignment.

This Supply Agreement shall inure to the benefit of and be binding upon the parties hereto, their successors and assigns. Neither party shall, without the prior written consent of the other party, such consent not to be unreasonably withheld or delayed, assign or transfer any of its rights, benefits, obligations, or other interest under this Agreement to any other party; provided that, without seeking the consent of Mallinckrodt, Progenics may assign this agreement, upon thirty (30) days’ written notice, to any agent, collaborator, licensee, distributor or any other entity which is involved, in any capacity, in the sale, promotion, manufacture or distribution of MNTX; provided further that, either Mallinckrodt or Progenics may assign this Agreement, upon thirty (30) days’ written notice, to any of their affiliates.

18.	Notice.

All notices, consents, approvals or other notifications required to be sent by one party to the other party hereunder shall be in writing and shall be deemed served upon the other party if delivered by hand or sent by United States registered or certified mail, postage prepaid, with return receipt requested, or by facsimile, air courier or telex, addressed to such other party at the address set out below, or the last address of such party as shall have been communicated to the other party. If a party changes its address, written notice shall be given promptly to the other party of the new address. Notice shall be deemed given, on the day it is sent (in the case of delivery by method other than hand delivery) or the date of delivery (in the case of delivery by hand) in accordance with the provisions of this paragraph. The addresses for notices are as follows.

If to Mallinckrodt:

Mallinckrodt Inc.
c/o Pharmaceuticals Group
675 McDonnell Boulevard
Hazelwood, Missouri 63042
Attn: Michael J. Collins
Senior Vice President & President
Pharmaceuticals Group

with a copy to:

Mallinckrodt Inc.
675 McDonnell Boulevard
Hazelwood, Missouri 63042
Attn: C. Stephen Kriegh
Vice President - Legal

[*] - INDICATES INFORMATION WHICH HAS BEEN OMITTED PURSUANT TO A CONFIDENTIAL TREATMENT REQUEST. THIS INFORMATION HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

If to Progenics:

Progenics Pharmaceuticals
777 Old Saw Mill River Road
Tarrytown, NY 10591
Attn: Ronald J. Prentki
President

with a copy to:

Progenics Pharmaceuticals, Inc.
777 Old Saw Mill River Road
Tarrytown, NY 10591
Attn: General Counsel

19.	Governing Law and Jurisdiction.

This Agreement shall be governed by and construed in accordance with the substantive and procedural laws (as opposed to the conflicts of law provisions) of the State of New York.

20.	Waiver.

The failure by any party to exercise any of its rights hereunder or to enforce any of the terms or conditions of this Supply Agreement on any occasion shall not constitute or be deemed a waiver of that party’s rights thereafter to exercise any rights hereunder or to enforce each and every term and condition of this Supply Agreement.

21.	Modifications and Entire Agreement.

This Supply Agreement and the Quality Agreement (and all of the exhibits, schedules and attachments hereto and thereto) constitute the entire agreement among the parties on the subject matter defined herein and supersedes all prior oral and written proposals, contracts, agreements, and understandings among the parties relating to the same subject matter. This Supply Agreement may not be amended or modified except by a writing specifically referring to this Supply Agreement and executed by duly authorized representatives of both parties. The obligations of the parties are governed by the terms and conditions of this Supply Agreement and none of the general terms and conditions of any Progenics purchase order or any Mallinckrodt acknowledgment or any substantially similar documents of either party will in any case be controlling or supersede the provisions hereof.

[*] - INDICATES INFORMATION WHICH HAS BEEN OMITTED PURSUANT TO A CONFIDENTIAL TREATMENT REQUEST. THIS INFORMATION HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

22.	Severability.

A determination that any portion of this Supply Agreement is unenforceable or invalid shall not affect the enforceability or validity of any of the remaining portions hereof or of this Supply Agreement as a whole. In the event that any part of any of the covenants, sections or provisions herein may be determined by a court of law or equity to be overly broad or against applicable precedent or public policy, thereby making such covenants, sections or provisions invalid or unenforceable, the parties shall attempt to reach agreement with respect to a valid and enforceable substitute for the deleted provisions, which shall be as close in its intent and effect as possible to the deleted portions.

23.	Headings.

The parties agree that the section and article headings are inserted only for ease of reference, shall not be construed as part of this Supply Agreement, and shall have no effect upon the construction or interpretation of any part hereof.

24.	Counterparts.

This Supply Agreement may be executed in several counterparts, and each executed counterpart shall be considered an original of this Supply Agreement.

[*] - INDICATES INFORMATION WHICH HAS BEEN OMITTED PURSUANT TO A CONFIDENTIAL TREATMENT REQUEST. THIS INFORMATION HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

IN WITNESS WHEREOF, the parties hereto have caused this Supply Agreement to be executed as of the respective dates written below.

PROGENICS PHARMACEUTICALS, INC.	MALLINCKRODT INC. Pharmaceuticals Group
By: /s/ Ronald J. Prentki Ronald J. Prentki President Progenics Pharmaceuticals, Inc. Date: March 8, 2005	By: /s/ Michael J. Collins Michael J. Collins Senior Vice & President, Pharmaceuticals Group, Tyco Healthcare Date: March 10, 2005